Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AGREEMENT, (“Agreement”) made and entered into as of August 27, 2009 (the “Effective Date”), by and between LAURENCE S. GELLER (the “Executive”) and STRATEGIC HOTELS & RESORTS, INC. (the “Company”);

WITNESSETH THAT:

WHEREAS, the Company and the Executive are parties to an Amended and Restated Employment Agreement dated as of September 7, 2006 (the “Prior Agreement”), pursuant to which the terms and conditions of the Executive’s employment were set forth; and

NOW THEREFORE, the Company and the Executive hereby agree that the Prior Agreement shall be amended and restated as set forth herein effective as of the Effective Date:

1. Performance of Services. The Executive’s employment with the Company shall be subject to the following:

(a)	Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive as its chief executive officer, with the titles of President and Chief Executive Officer during the Agreement Term (as defined below), and the Executive hereby agrees to accept such employment during the Agreement Term. During the Agreement Term, while he is employed by the Company, the Executive shall be nominated for election to the Board of Directors of the Company (the “Board”), so long as he is Chief Executive Officer. If elected to and serving on the Board, the Executive agrees to resign from the Board effective on his Date of Termination (as defined in paragraph 3(h)), unless the Executive and the Board otherwise agree. The “Agreement Term” shall be the period beginning on the Effective Date and ending on December 31, 2012. Thereafter, the Agreement Term will be automatically extended for 12-month periods, unless either the Company or the Executive shall give the other party notice of the intention to not extend the Agreement by October 1, 2012 or by October 1 of any succeeding year, if applicable, except that upon a Change in Control (as defined in paragraph 4(d)) the remaining Agreement Term shall be 24 months from the date the Change in Control occurred.

(b)	During the Agreement Term, while the Executive is employed by the Company, the Executive shall devote his full time, energies and talents to serving as its President and Chief Executive Officer.

(c)

The Executive agrees that he shall perform his duties faithfully and to the best of his abilities subject to the directions of the Board. The Executive’s duties may include providing services for both the Company and the Subsidiaries (as defined below), as determined by the Board; provided, however, that the Executive shall not, without his consent, be assigned tasks that would be inconsistent with those of President and Chief Executive Officer of the Company. The Executive will have such authority, power, responsibilities and duties as are inherent to his positions (and the undertakings applicable to his positions) and necessary to carry out his responsibilities and the duties required of him hereunder. For purposes of this Agreement, the term “Subsidiary” shall mean any corporation, partnership, joint venture or other entity during any period, in which at least a majority interest in such entity is owned, directly or indirectly, by the Company (or a successor to the Company).

(d)	Notwithstanding the foregoing provisions of this paragraph 1, during the Agreement Term, the Executive may devote reasonable time to activities other than those required under this Agreement, including management of his personal investments and activities involving professional, charitable, educational, religious and similar types of organizations, to the extent that such other activities do not, in the reasonable judgment of the Board, inhibit or prohibit the performance of the Executive’s duties under this Agreement, or conflict in any material way with the business of the Company or any Subsidiary; provided, however, that the Executive shall obtain approval of the Board prior to nomination or seeking election to the board of directors of any other company, and such approval shall not be unreasonably withheld.

(e)	The Company shall, to the maximum extent permitted by applicable law, protect, defend, indemnify and hold harmless the Executive against any costs, losses, expenses, claims, suits, proceedings, investigations, damages or liabilities to which the Executive may become subject which arise out of, are based upon or relate to, or are alleged to so arise, be based upon or to relate to the Executive’s employment by the Company (and any Subsidiary) or the Executive’s service to the Company (and any Subsidiary) as an employee, officer or member of the Board, including, without limitation, reimbursement on a current basis, upon submission of invoices, for any legal or other expenses reasonably incurred by the Executive in connection with investigation and defending against any such costs, losses, expenses, claims, suits, proceedings, investigations, damages or liabilities; provided, however, that the Company shall not be required to pay any amounts under this paragraph except upon receipt of an unsecured undertaking by the Executive to repay any such amounts as to which it shall ultimately be determined by a court of competent jurisdiction that the Executive is not entitled to indemnification by the Company. The Executive will be covered under the Company’s directors and officers insurance policy during the Agreement Term and for such period following the Date of Termination during which any action may be brought against the Executive related to the matters above, so long as the Company maintains such coverage for any director or officer of the Company.

2. Compensation. Subject to the terms of this Agreement, during the Agreement Term, while the Executive is employed by the Company, the Company shall compensate him for his services as follows:

(a)	Salary and Bonus.

(i)	During the Agreement Term, the Executive shall receive an annual base salary (the “Salary”) of not less than $750,000, subject to annual review by the Compensation Committee of the Board (the “Committee”), which, in the discretion of such Committee, may be increased from time to time. Once increased, such Salary may not be decreased. Such Salary shall be payable in arrears, in accordance with the payroll practices of the Company.

(ii)

For fiscal year 2009 and each subsequent fiscal year of the Company during the Agreement Term, the Executive shall be eligible to receive an annual cash performance-based bonus (the “Bonus”) from the Company, with a target bonus opportunity of 100% of Salary (“Target Bonus”), a threshold bonus opportunity of 66- 2/3% of Salary (“Threshold Bonus”), and a maximum bonus opportunity of 200% of Salary (“Maximum Bonus”). For each fiscal year during the Agreement Term, the Executive shall have the opportunity to earn a bonus determined by the Committee which will make such a determination based on the applicable parameters as set forth in Schedule I. The Bonus shall be paid in cash between January 1 and March 15th of the fiscal year following the fiscal year to which the Bonus relates.

(iii)	In addition, the Committee may, in its discretion, award additional incentive compensation from time to time to Executive during the Agreement Term.

(b)	Benefits. The Executive shall be eligible to participate in any employee pension and welfare benefit plans and programs made available to the Company’s senior level executives, on terms which are no less favorable than the terms provided generally for the Company’s senior level executives from time to time, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded.

(c)	Vacation. The Executive shall be entitled to four weeks of paid vacation each calendar year (or a pro rata portion thereof with respect to any period during the Agreement Term which does not encompass a full calendar year). Any unused vacation may be rolled over to the next calendar year, if permitted under the Company’s regular vacation policy as in effect from time to time.

(d)	Business Expenses. The Company will reimburse the Executive for reasonable expenses incurred by the Executive on company business, pursuant to the Company’s standard expense reimbursement policy as in effect from time to time, so long as the Executive provides proper documentation establishing the amount, date and business purpose of those expenses.

(e)	Stock-Based Compensation.

(i)	Value Creation Plan Award

Upon the Effective Date, the Executive shall receive an award of 600,000 Units providing Executive with the opportunity to earn an amount equal to 1.5% of the Company’s market capitalization under the Company’s Value Creation Plan, as attached to this Agreement as Exhibit B (the “Value Creation Plan”). The award will be earned and vested only to the extent of the achievement of certain performance goals, as set forth in the Value Creation Plan. Notwithstanding anything in this Agreement or the Value Creation Plan to the contrary, if a Change in Control as defined in the Value Creation Plan occurs or Executive’s employment is terminated because of death or Disability, the Company terminates Executive’s employment without Cause or Executive’s employment is terminated due to Constructive Termination, all of Executive’s Units under the Value Creation Plan shall become immediately vested and non-forfeitable.

(ii)	Restricted Stock Unit Awards

Upon the Effective Date, the Executive shall receive an award of seventy-five thousand (75,000) time-vesting restricted stock units. Unless otherwise accelerated pursuant to this Agreement, the restrictions shall lapse on such restricted stock unit grant as follows and the underlying shares of the Company shall be deliverable in accordance with the Company’s standard form of restricted stock unit award agreement (other than vesting provisions) in effect as of the Effective Date under the Company’s Amended and Restated 2004 Incentive Plan as in effect on the Effective Date (“Incentive Plan”):

 1/3 of the Restricted Stock Unit grant shall vest on August 27, 2010

 1/3 of the Restricted Stock Unit grant shall vest on August 27, 2011

 1/3 of the Restricted Stock Unit grant shall vest on August 27, 2012

In addition, during the first quarter of each fiscal year during the Agreement Term, the Company shall grant to Executive restricted stock units with respect to a number of shares of Common Stock of the Company equal to the lower of (i) 120% of Executive’s Salary divided by the closing price of a share of Common Stock on the date of grant of the restricted stock unit or (ii) 125,000 (with such number adjusted in accordance with Section 14.1 of the Incentive Plan). Unless otherwise accelerated pursuant to this Agreement, the restrictions on such restricted stock units shall lapse  1/3 on the first January 1st following such grant date and on each January 1st thereafter (for 100%

vesting on the third January 1st occurring after the grant date) and the underlying shares of the Company shall be deliverable in accordance with the Company’s standard form of restricted stock unit award agreement (other than vesting provisions) in effect as of the Effective Date under the Incentive Plan. If there are not sufficient shares under the Incentive Plan or any other equity plan of the Company to provide any grant required by this paragraph and shareholder approval of additional shares of Common Stock for the Incentive Plan or another equity plan of the Company is not being sought or not obtained for a retroactive grant, equivalent alternative compensation shall be provided Executive.

In addition, the Committee may, in its discretion, award additional stock-based compensation from time to time to Executive during the Agreement Term.

(iii)	Prior Awards

Any stock-based awards granted to Executive prior to the Effective Date (“Prior Awards”) shall continue to be governed by the terms and conditions of their respective grant agreements and the Incentive Plan, as appropriate, provided, however, that paragraphs 3(c), 3(d), 4(b)(v), 4(c)(v) and 4(d) of this Agreement shall govern the treatment of such Prior Awards upon termination of Executive’s employment.

(iv)	Dividend Equivalents

Each restricted stock unit award under this paragraph 2(e) (“RSU”) and each Prior Award other than options shall provide for accrual of dividend equivalents until the delivery date, as follows. As of each dividend date with respect to shares of Common Stock, a dollar amount equal to the amount of the dividend that would have been paid on the number of shares of Common Stock equal to the number of RSUs held by the Executive as of the close of business on the record date for such dividend shall be converted into a number of RSUs equal to the number of whole and fractional shares of Common Stock that could have been purchased at the closing price on the dividend payment date with such dollar amount. In the case of any dividend declared on shares of Common Stock which is payable in shares of Common Stock, Executive shall be credited with an additional number of RSUs equal to the product of (x) the number of his RSUs then held on the related dividend record date and the (y) the number of shares of Common Stock (including any fraction thereof) distributable as a dividend on a share of Common Stock. Such dividend equivalents shall be paid to the Executive in shares of Common Stock, at such time as shares are delivered for payment of the RSUs. For avoidance of doubt, dividends equivalents shall be accrued on a retroactive basis to September 1, 2006 based on Performance Shares as they are actually earned, as specified in Schedule II of the Prior Agreement.

(v)	Timing of Delivery of Shares – Generally. Except as otherwise provided in this Agreement, (a) RSUs awarded upon the Effective Date and the annual RSU grants shall vest and be delivered as described in paragraph 2(e)(ii); (b) Prior Awards described in paragraph 2(e)(iii) above shall be delivered in accordance with that paragraph; (c) RSUs delivered pursuant to dividend equivalents described in paragraph 2(e)(iv) above shall be delivered in accordance with that paragraph; (d) Performance Shares under the Prior Agreement shall vest and be delivered in accordance with the terms of the Prior Agreement; and (e) except as otherwise provided in a separate agreement, all other equity awards shall vest and be delivered at the time specified in, and in accordance with the Company’s standard form of award agreement under the Company’s Incentive Plan.

3. Termination. The Executive’s employment with the Company during the Agreement Term may be terminated by the Company or the Executive without any breach of this Agreement under the circumstances described in paragraphs 3(a) through 3(g):

(a)	Death. The Executive’s employment hereunder will terminate upon his death.

(b)	Disability. The Company may terminate the Executive’s employment due to the Executive’s Disability. For purposes of this Agreement “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for ninety (90) days (which need not be continuous) during any consecutive twelve-month period as a result of incapacity due to a physical or mental illness which, in the opinion of the Board, renders the Executive incapable, after reasonable accommodation, of performing his duties under this Agreement. If the Executive disputes the Company’s determination of Disability, the Executive (or his designated physician) and the Company (or its designated physician) shall jointly appoint a third-party physician to examine the Executive and determine whether the Executive has a Disability.

(c)	Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder at any time for Cause (“Termination for Cause”). For purposes of this Agreement, the term “Cause” shall mean:

(i)	any conduct related to the Company involving gross negligence, gross mismanagement, or the unauthorized disclosure of confidential information or trade secrets;

(ii)	dishonesty or a violation of the Company’s Code of Business Conduct and Ethics that has or reasonably could be expected to result in a detrimental impact on the reputation, goodwill or business position of the Company or any Subsidiary;

(iii)	gross obstruction of business operations or illegal or disreputable conduct by Executive that impairs or reasonably could be expected to impair the reputation, goodwill or business position of the Company or any Subsidiary, and any acts that violate any policy of the Company relating to discrimination or harassment;

(iv)	commission of a felony or a crime involving moral turpitude or the entrance of a plea of guilty or nolo contendere to a felony or a crime involving moral turpitude; or

(v)	any action involving a material breach of the terms of this Agreement including material inattention to or material neglect of duties and Executive shall not have remedied such breach within 30 days after receiving written notice from the Board specifying the details thereof.

(d)	Constructive Termination. The Executive shall be considered to have terminated his employment as a result of a constructive termination (“Constructive Termination”) if, without the written consent of the Executive,

(i)	the Company materially reduces Executive’s Salary or bonus opportunity or the Company materially breaches this Agreement;

(ii)	the Company materially reduces the Executive’s duties or authority, fails to nominate the Executive to the Board, or requires the Executive to report other than to the Board or a committee of the Board;

(iii)	the Company relocates its principal offices, or the Executive’s principal place of employment, outside the Chicago metropolitan area; or

(iv)	any successor to the Company (or the Company itself, following a Change in Control as defined in paragraph 4(d)) fails to assume this Agreement or affirm its obligations hereunder in any material respect.

Notwithstanding the foregoing, at the direction of the Board, certain of the Executive’s duties may be reassigned to another director or officer for up to 30 days to permit an investigation of whether there is a basis to terminate the Executive for Cause. Such reassignment shall not constitute Constructive Termination as long as the reassigned duties are directly and materially related to the subject of the investigation. Further, suspending the Executive’s duties, with full pay, bonus eligibility, welfare benefits and continued vesting of equity awards and other benefits, after Executive has provided a notice of non-renewal of this Agreement shall not constitute Constructive Termination. A termination by the Executive shall not be deemed to be as a result of a Constructive Termination unless the Executive shall have provided notice of the Constructive Termination event within 90 days of its occurrence and the Company shall have a reasonable opportunity to cure such conduct or event.

(e)	Voluntary Resignation. The Executive may terminate his employment hereunder at any time for any reason by giving the Company prior written notice of his resignation, which shall be effective 30 days after receipt (provided, that, the Company may accelerate the Date of Termination to an earlier date by providing the Executive with notice of such action, or, alternatively, the Company may place the Executive on paid leave during such period) (“Voluntary Resignation”). The Executive shall not be required to specify a reason for any such termination under this paragraph 3(e) unless the Executive intends for such termination to be subject to paragraph 3(d).

(f)	Mutual Agreement. This Agreement may be terminated at any time by the mutual agreement of the parties (“Mutual Agreement”). Any termination of the Executive’s employment by mutual agreement of the parties will be memorialized by an agreement which is reduced to writing and signed by the Executive and a duly appointed officer of the Company.

(g)	Termination by Company without Cause. The Company may terminate the Executive’s employment hereunder at any time for any reason, by giving the Executive prior written notice of his termination, which shall be effective immediately or as of such later time as is specified in such notice (“Termination without Cause”). Termination of the Executive’s employment by the Company shall be deemed to have occurred under this paragraph 3(g) unless the notice of termination provided to the Executive by the Company specifies that the Executive’s termination is for reasons described in paragraphs 3(b), 3(c) or 3(f).

(h)	Date of Termination. “Date of Termination” means the last day the Executive is employed by the Company, whether by reason of the expiration of the Agreement Term, termination of employment in accordance with the foregoing provisions of this paragraph 3, or under any other circumstances. Notwithstanding anything contained in this Agreement to the contrary, the date on which a “separation from service” pursuant to section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) (“Separation from Service”) occurs shall be the “Date of Termination” or termination of employment for purposes of determining the timing of payments and benefits under this Agreement to the extent necessary to have such payments and benefits under this Agreement be exempt from the requirements of Section 409A or comply with the requirements of Section 409A.

4. Rights Upon Termination. The rights and obligations of the Company and the Executive with respect to compensation and benefits under this Agreement for periods after his Date of Termination shall be determined in accordance with the following provisions of this paragraph 4:

(a)	Termination for Cause; Voluntary Resignation; Mutual Agreement; Non-Renewal by Either Party. If the Executive’s employment terminates under circumstances described in paragraph 3(c), 3(e) or 3(f) or if the Executive’s employment with the Company terminates at the end of the Agreement Term due to non-renewal of the Agreement Term by either party, then, except as otherwise expressly provided in this Agreement or otherwise agreed in writing between the Executive and the Company, the Company’s only obligation to Executive after the Executive’s Date of Termination is payment of the following:

(i)	The Executive’s Salary for the period ending on the Date of Termination and, if applicable, any earned but unpaid Bonus for the fiscal year ending on or before the Date of Termination;

(ii)	Payment for unused vacation days, as determined in accordance with the Company policy as in effect from time to time; and

(iii)	Any other payments or benefits to be provided to the Executive by the Company pursuant to any employee benefit plans or arrangements adopted by the Company, to the extent such amounts are due from the Company (with paragraphs 4(a)(i), (ii) and this subsection (iii) referred to collectively herein as “Accrued Benefits”).

(b)	During the Agreement Term, Termination due to Death or Disability; Prior to or more than 24 months following a Change in Control, Constructive Termination or Termination by the Company without Cause. If the Executive’s employment terminates under circumstances described in paragraph 3(a) or 3(b) at any time during the Agreement Term, or if the Executive’s employment terminates under circumstances described in 3(d) or 3(g) either prior to a Change in Control (as defined herein) or more than twenty-four (24) months following a Change in Control, the Executive (or, in the event of his death, his estate) shall be entitled to the following from the Company:

(i)	Accrued Benefits;

(ii)	A lump sum amount equal to two (2) times the sum of (w) the current Salary then in effect, plus (x) the higher of his Target Bonus or the average of the most three recent annual Bonuses earned;

(iii)	A pro-rata Target Bonus for the elapsed portion of the calendar year through the Date of Termination, payable in a lump sum;

(iv)	Continued medical coverage under the Company’s medical plan for the Executive and his family during the twenty-four (24) months following the Date of Termination, with benefits no less favorable in any material respect than the level of coverage applicable to them immediately prior to such Date of Termination, and the Company shall pay all premium amounts thereto. The continued medical coverage during the twenty-four (24) months following the Date of Termination at the Company’s expense shall run concurrently with the time period for which the Executive and his family members are entitled to continued medical coverage under the provisions of section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and section 601 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if applicable, or any similar state law continuation coverage requirements; and

(v)	The Executive’s RSUs and Prior Awards which are restricted stock units shall become immediately payable, all restrictions on any restricted stock and any other share-based awards shall lapse; all Options shall become immediately vested and continue to be exercisable for the lesser of five years from such Date of Termination or the remaining term of the Option if there had not been a Date of Termination; the earned Performance Shares and related dividend equivalent RSUs shall become immediately vested; and for an employment termination prior to January 1, 2010, the Performance Shares and related dividend equivalent RSUs shall be earned as of the Date of Termination such that the sum of the Performance Shares earned as of the Date of Termination and the previously earned Performance Shares equals 100% of Target Shares (as described in Schedule II of the Prior Agreement) (or if greater, the number of shares calculated pursuant to the following sentence (“Severance Performance Share Number”)) and all such earned Performance Shares shall also become immediately vested. Severance Performance Share Number is such number equal to the sum of (i) if Performance Shares were earned at more than 100% of the applicable Target Shares for any Earning Date (as defined in the Prior Agreement), the total number of Performance Shares earned for such Earning Date and (ii) 100% of the applicable Target Shares for any Earning Date which has not yet occurred or for which no more than 100% of the applicable Target Shares were earned.

(c)	Termination due to Constructive Termination or Termination by the Company without Cause on or after a Change in Control. If the Executive’s employment terminates on or within twenty-four months following a Change in Control under circumstances described in paragraphs 3(d) or 3(g), the Executive (or, in the event of his death, his estate) shall be entitled to the following from the Company:

(i)	Accrued Benefits;

(ii)	A lump sum amount equal to three (3) times the sum of (x) the current Salary then in effect, plus (y) the higher of his Target Bonus or the average of the most three recent annual Bonuses earned;

(iii)	A pro-rata Target Bonus for the elapsed portion of the calendar year through the Date of Termination, payable in lump sum;

(iv)	Continued medical coverage under the Company’s medical plan for the Executive and his family during the thirty-six (36) months following the Date of Termination, with benefits no less favorable in any material respect than the level of coverage applicable to them immediately prior to such Date of Termination, and the Company shall pay all premium amounts thereto. The continued medical coverage during such thirty-six months at the Company’s expense shall run concurrently with the time period for which the Executive and his family members are entitled to continued medical coverage under the provisions of section 4980B the Code, and section 601 of ERISA, if applicable, or any similar state law continuation coverage requirements; and

(v)	The Executive’s RSUs and Prior Awards which are restricted stock units shall become immediately payable, all restrictions on any restricted stock and any other share-based awards shall lapse; all Options shall become immediately vested and continue to be exercisable for the lesser of five (5) years following the Date of Termination or the remaining term of the Option if there had not been a Date of Termination; the earned Performance Shares and related dividend equivalent RSUs shall become immediately vested; and for an employment termination prior to January 1, 2010, the Performance Shares and related dividend equivalent RSUs shall be earned as of the Date of Termination such that the sum of the Performance Shares earned as of the Date of Termination and the previously earned Performance Shares equals 100% of Target Shares (as described in Schedule II of the Prior Agreement) (or if greater, the Severance Performance Share Number) and all such earned Performance Shares shall also become immediately vested.

(d)	Change in Control. For purposes of this Agreement the term “Change in Control” means the happening of any of the following:

(i)	Any “Person” (having the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” within the meaning of Section 13(d)(3)) has or acquires Beneficial Ownership of twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (“Voting Securities”); provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are held or acquired by the following: (i) the Company or any of its Related Companies (as defined in paragraph 4(d)(iv) below) or (ii) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any of its Related Companies (the persons or entities described in (i) and (ii) shall collectively be referred to as the “Excluded Group”), shall not constitute a Change in Control. For purposes of this Agreement, “Beneficial Ownership” shall mean beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act.

(ii)

The individuals who are members of the Incumbent Board cease for any reason to constitute more than fifty percent (50%) of the Board. For purposes of this Agreement, “Incumbent Board” shall mean the individuals who, as of the beginning of the period commencing two years prior to the determination date, constitute the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of such two-year period, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered a member of the Incumbent Board.

(iii)	A consummation of a merger, consolidation or reorganization or similar event involving the Company, whether in a single transaction or in a series of transactions (“Business Combination”), unless, following such Business Combination:

(a)	the Persons with Beneficial Ownership of the Company, immediately before such Business Combination, have Beneficial Ownership of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation (or in the election of a comparable governing body of any other type of entity) resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Surviving Company”) in substantially the same proportions as their Beneficial Ownership of the Voting Securities immediately before such Business Combination;

(b)	the individuals who were members of the Incumbent Board immediately prior to the execution of the initial agreement providing for such Business Combination constitute more than fifty percent (50%) of the members of the board of directors (or comparable governing body of a noncorporate entity) of the Surviving Company; and

(c)	no Person (other than a member of the Excluded Group or any Person who immediately prior to such Business Combination had Beneficial Ownership of twenty-five percent (25%) or more of the then Voting Securities) has Beneficial Ownership of twenty-five percent (25%) or more of the then combined voting power of the Surviving Company’s then outstanding voting securities.

(iv)

The assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company to any Person (other than the Company, any Related Company or an employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Company) unless, immediately following such disposition, the conditions set forth in paragraph (iii)(a), (b) and (c) above will be satisfied with respect to the entity which acquires such assets. For purposes of this Agreement, “Related Company” shall mean any entity that is directly or indirectly controlled by, in control of or under common control with the Company.

(v)	The occurrence of a liquidation or dissolution of the Company.

Notwithstanding the provisions of this paragraph (d), a Change in Control that results from a transaction consummated by a Person in which the Executive has an equity or debt interest (other than passive ownership of the securities of a publicly traded company acquired in the open market with personal funds) or with which the Executive is associated as a director, officer, employee, consultant or advisor, shall not be considered a Change in Control unless the Executive’s duties and responsibilities following such transaction are substantially and materially different from the duties and responsibilities contemplated by this Agreement for the role of a chief executive officer.

(e)	In the event of the Executive’s death before payment of any amount that had become due and payable to or on behalf of the Executive pursuant to the terms of this Agreement, payment of that amount shall be made to the Executive’s estate.

(f)

The Company shall not be required to make the payments and provide the benefits specified in paragraphs 4(a), 4(b) or 4(c) unless the Executive executes and delivers to the Company an agreement releasing the Company, its affiliates and its officers, directors and employees from all liability (other than the payments and benefits under this Agreement) substantially in the form set forth attached hereto as Exhibit A and such agreement has become effective and irrevocable. To the extent that any such payments or benefits under this Agreement are intended to be exempt from Section 409A as a short-term deferral pursuant to Treasury Regulations §1.409A-1(b)(4) or any successor thereto, such release required for such payment or benefit must be provided no later than March 7th of the calendar year following the calendar year of the Executive’s Separation from Service and the Company shall make such payments on the day following the date the release becomes effective and irrevocable. Subject to paragraph 4(h), to the extent that Executive is required to execute and deliver a release to receive a payment or benefit that constitutes a “deferral of compensation” subject to Section 409A (after taking into account to the maximum extent possible any applicable exemptions) (“409A Payment”), such 409A Payment will be provided upon the 30th day following Executive’s Separation from Service provided the release in the form mutually agreed upon between Executive and the Company or in substantially the form set forth as Exhibit A has been executed, delivered, effective and irrevocable prior to such time. If a release is required for a 409A Payment and such release is not executed, delivered, effective and irrevocable by the 30th day following Executive’s Separation from Service, such 409A Payment shall not be provided to the Executive to the extent that providing such 409A Payment would cause such 409A

Payment to fail to comply with Section 409A. Should this paragraph 4(f) result in the delay of benefits under this Agreement, any such benefit shall be made available to the Executive by the Company during such delay period at Executive’s expense. On the first day any such benefits may be made without incurring additional tax pursuant to Section 409A, the Company shall provide such benefits as provided for in this Agreement as well reimbursement of the amount Executive paid for benefits pursuant to the preceding sentence.

(g)	Except as may otherwise be expressly provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring the Executive to be treated as employed by the Company for purposes of any employee benefit plan or arrangement following the date of the Executive’s Date of Termination.

(h)	To the extent that any payment or benefit pursuant to this Agreement constitutes a 409A Payment treated as payable upon Separation from Service, then, if on the date of the Executive’s Separation from Service, the Executive is a Specified Employee, then to the extent required for Executive not to incur additional taxes pursuant to Section 409A, no such 409A Payment shall be made to the Executive earlier than the earlier of (i) six (6) months after the Executive’s Separation from Service; or (ii) the date of his death. Should this paragraph 4(h) result in the delay of benefits, any such benefit shall be made available to the Executive by the Company during such delay period at Executive’s expense. Should this paragraph 4(h) result in a delay of payments or benefits to Executive, on the first day any such payments or benefits may be made without incurring additional tax pursuant to Section 409A (the “409A Payment Date”), the Company shall make such payments and provide such benefits as provided for in this Agreement, provided that any amounts that would have been payable earlier but for the application of this paragraph 4(h) as well reimbursement of the amount Executive paid for benefits pursuant to the preceding sentence, shall be paid in lump-sum on the 409A Payment Date. For purposes of this paragraph 4(h), the term “Specified Employee” shall have the meaning set forth in Section 409A, as determined in accordance with the methodology established by the Company. For purposes of determining whether a Separation from Service has occurred for purposes of Section 409A, a Separation from Service is deemed to include a reasonably anticipated permanent reduction in the level of services performed by the Executive to less than fifty percent (50%) of the average level of services performed by the Executive during the immediately preceding 36-month period.

5. Duties on Termination. Subject to the terms and conditions of this Agreement, during the period beginning on the date of delivery of a notice of resignation by the Executive or notice of termination of the Executive’s employment by the Company, and ending on the Date of Termination, the Executive shall continue to perform his duties as set forth in this Agreement, and during such period shall also perform such reasonable services for the Company as are necessary and appropriate for a smooth transition to the Executive’s successor, if any. Notwithstanding the foregoing provisions of this paragraph 5, the Company may suspend the Executive from performing his duties under this Agreement following the delivery of any such notice of resignation or termination; provided, however, that during the period of suspension (which shall end on the Date of Termination), the Executive shall continue to be treated as employed by the Company for other purposes, and his rights to compensation or benefits shall not be reduced by reason of the suspension.

6. Non-solicitation. While the Executive is employed by the Company, and for a period of 12 months after the Executive’s Date of Termination, the Executive agrees that he will not in any manner, directly or indirectly (without prior written consent of the Company) employ or solicit for employment for himself or any other business entity (other than the Company and its Subsidiaries) any individual (other than a current or former executive assistant (secretary) of the Executive), who is an employee, officer, agent or representative of the Company (or any successor corporation into which the Company may be merged or consolidated) at the time of such solicitation or employment. Nothing in this paragraph 6 or paragraph 7 shall be construed as limiting the Executive’s duty of loyalty to the Company while he is employed by the Company, or any other duty he may otherwise have to the Company while he is employed by the Company.

7. Confidential Information and Non-Disparagement. The Executive agrees that:

(a)	Except as may be required by the lawful order of a court or agency of competent jurisdiction, or except to the extent that the Executive has express authorization from the Company, the Executive agrees to keep secret and confidential indefinitely all non-public information (including, without limitation, information regarding litigation and pending litigation) concerning the Company and the Subsidiaries which was acquired by or disclosed to the Executive during the course of his employment with or negotiations for employment with the Company, or during the course of any consultation with the Company following his termination of employment pursuant to paragraph 8, and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way.

(b)	To the extent that any court or agency seeks to have the Executive disclose confidential information, he shall promptly inform the Company, and he shall take such reasonable steps to prevent disclosure of confidential information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that the Executive obtains information on behalf of the Company or any of the Subsidiaries that may be subject to attorney-client privilege as to the Company’s attorneys, the Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

(c)	Nothing in the foregoing provisions of this paragraph 7 shall be construed so as to prevent the Executive from using, in connection with his employment for himself or an employer other than the Company or any of the Subsidiaries, knowledge which is generally known (other than by reason of a violation of this paragraph 7) to persons of his experience in other companies in the same industry.

(d)	During the Agreement Term and thereafter (including following Executive’s termination of employment for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or its respective officers, directors, employees, advisors, businesses or reputations. The Company agrees that, during the Agreement Term and thereafter, (including following Executive’s termination of employment for any reason) the Company (including, but not limited to any executives, officers, Directors or employees of the Company) will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage Executive or his business or reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude either Executive or the Company from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.

8. Defense of Claims. The Executive agrees that, for the period beginning on the Effective Date, and continuing for a reasonable period after the Executive’s termination of employment with the Company, the Executive will cooperate with the Company in defense of any claims that may be made against the Company, and will cooperate with the Company in the prosecution of any claims that may be made by the Company, to the extent that such claims may relate to services performed by the Executive for the Company. The Executive agrees to promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed against the Company. The Company agrees to reimburse the Executive, for all of the Executive’s reasonable out-of-pocket expenses and, if any such cooperation is requested after Executive’s termination of employment with the Company, to compensate the Executive for his time associated with such cooperation at an hourly rate based on the Executive’s Salary in effect immediately prior to the Date of Termination divided by 2,000. The Executive also agrees to promptly inform the Company if he is asked to assist in any investigation of the Company (or its actions) that may relate to services performed by the Executive for the Company, regardless of whether a lawsuit has then been filed against the Company with respect to such investigation.

9. Equitable Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of paragraphs 6, 7 or 8, and he agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of any of paragraphs 6, 7 or 8. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum. The parties hereto acknowledge that the potential restrictions on the Executive’s future employment imposed by paragraphs 6, 7 and 8 are reasonable in duration and all other respects. If for any reason any court of competent jurisdiction shall find paragraphs 6, 7, or 8 unreasonable in duration or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

10. Potential Parachute Payment Cutback. Notwithstanding any other provision in this Agreement, in the event Executive becomes entitled to any payments or benefits whether pursuant to the terms of or by reason of this Agreement or any other plan, arrangement, agreement, policy or program (including without limitation any restricted stock unit, stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on the vesting or exercisability of any of the foregoing) with the Company, any successor to the Company or to all or a part of the business or assets of the Company (whether direct or indirect, by purchase, merger, consolidation, spin off, or otherwise and regardless of whether such payment is made by or on behalf of the Company or such successor) or any person whose actions result in a change of control or any person affiliated with the Company or such persons (in the aggregate, “Payments”), which Payments are reasonably determined by the Executive, but for this paragraph 10, to be subject to the tax imposed by section 4999 or any successor provision of the Code (the “Excise Tax”), Executive shall be paid either (i) the full amount of the Payments or (ii) the largest portion of the Payments that would result in no portion of the Payments being subject to the Excise Tax (the “Capped Payment”), whichever of the foregoing amounts, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax.

To the extent the order of cutback is required to be specified by Section 409A (otherwise as determined by the Executive), if a reduction in the Payments is required so that the amount of the Payments equals the Capped Payment, the Payments shall be reduced in the following order: (i) reduction of cash Payments otherwise payable to Executive that are exempt from Section 409A; (ii) reduction of any other payments and benefits otherwise payable to Executive that are exempt from Section 409A; (iii) cancellation of accelerated vesting of equity awards (other than stock options) that are exempt from Section 409A; (iv) cancellation of accelerated vesting of stock options that are exempt from Section 409A; and (v) reduction of any other payments and benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A, as determined by the Company. If acceleration of vesting of Executive’s stock options or other equity awards is to be reduced pursuant to clauses (iii) or (iv) of the immediately preceding sentence, such acceleration of vesting shall be accomplished by first canceling such acceleration for the vesting installment of any options with an exercise price greater than the fair market value of the underlying shares and then canceling such acceleration for the vesting installment that will vest last and continuing to the extent necessary by canceling such acceleration for the next vesting installment with the latest vesting.

All computations and determinations called for by this paragraph 10 shall be made and reported in writing to the Company and Executive by an independent accounting firm or independent tax counsel selected by the Executive subject to approval by the Company, which approval shall not be unreasonably withheld (the “Tax Advisor”). For purposes of such calculations and determinations, the Tax Advisor may rely on reasonable, good faith interpretations concerning the application of sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Tax Advisor such information and documents as the Tax Advisor may reasonably request in order to make their required calculations and determinations. The Company shall pay all fees and expenses charged by the Tax Advisor in connection with its services.

11. Non-alienation. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive’s estate.

12. Mitigation and Set-Off. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts earned by the Executive in other employment after termination of his employment with the Company, or any amounts which might have been earned by the Executive in other employment had he sought such other employment.

13. Amendment. This Agreement may be amended or canceled only by mutual agreement of the parties in writing. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

14. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS.

15. Severability. The invalidity or non-enforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

16. Waiver of Breach. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

17. Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

18. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given: (y) when received if given in person or by courier service or (z) three business days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

(a)	If to the Company, addressed as follows:

Strategic Hotels & Resorts, Inc.

200 W. Madison Street, Suite 1700

Chicago, Illinois 60606

Attention: General Counsel

Facsimile No.: (312) 658-5799

(b)	If to the Executive, addressed as follows:

Laurence S. Geller

200 W. Madison Street, Suite 1700

Chicago, Illinois 60606

Facsimile No.: (312) 658-5799

19. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

20. Costs of Disputes. The Company shall reimburse the Executive’s reasonable expenses, including legal fees (i) to negotiate and prepare this Agreement up to a maximum of $30,000; and (ii) in any dispute under this Agreement in which the Executive prevails on at least one material claim.

21. Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s employment with the Company.

22. Entire Agreement. Except as otherwise noted herein this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, (including but not limited to the Prior Agreement), if any, between the parties relating to the subject matter hereof.

23. Acknowledgement by Executive. The Executive represents to the Company that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms. The Executive acknowledges that, prior to assenting to the terms of this Agreement; he has been given a reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm’s-length with the Company as to the contents. The Executive and the Company agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against any party hereto. The Executive represents and warrants that he is not, and will not become a party to any agreement, contract, arrangement or understanding, whether of employment or otherwise, that would in any way restrict or prohibit him from undertaking or performing his duties in accordance with this Agreement.

24. Inconsistency. In the event of any inconsistency between this Agreement and any plan, program or practice of the Company, the terms of this Agreement shall control.

25. Effect of Restatement of Financial Results. Notwithstanding anything in this Agreement to the contrary, to the extent any financial results are misstated as a result of Executive’s willful misconduct or gross negligence, and as a result such financial results are subsequently restated downward resulting in lower levels of performance-based vesting or award earnouts pursuant to paragraph 2 and the accompanying Schedules, offsets shall be made against future awards and/or payments. For purposes of the preceding sentence, “willful” shall mean done or omitted in bad faith and without reasonable belief that such conduct was in the best interests of the Company. Willful misconduct or gross negligence shall not be deemed to have occurred unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Executive), after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive is guilty of conduct described above, and specifying the particulars thereof in detail. If such future awards and/or payments are insufficient to offset the full difference between award values or earnouts and restated award values or earnouts and/or if such restatement occurs at the end of the Agreement Term, awards or award values previously earned and/or delivered may be clawed-back.

26. Section 409A Compliance. All payments pursuant to this Agreement shall be subject to the provisions of this paragraph 26. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this Agreement either shall be exempt from the requirements of Section 409A or shall comply with the requirements of such provision; provided however that the preceding statement is not intended to transfer to the Company any liability for or with respect to any taxes, penalties or interest which may be imposed upon the Executive pursuant to Section 409A.

(a)	Reimbursements. For purposes of complying with Section 409A and without extending the payment timing otherwise provided in this Agreement, taxable reimbursements under this Agreement, subject to the following sentence and to the extent required to comply with Section 409A, will be made no later than the end of the calendar year following the calendar year the expense was incurred. To the extent required to comply with Section 409A, any taxable reimbursements and any in-kind benefit under this Agreement will be subject to the following: (a) payment of such reimbursements or in-kind benefits during one calendar year will not affect the amount of such reimbursement or in-kind benefits provided during any other calendar year (other than for medical reimbursement arrangements as excepted under Treasury Regulations §1.409A-3(i)(1)(iv)(B) solely because the arrangement provides for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period the arrangement remains in effect); (b) such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another form of compensation to the Executive and (c) the right to reimbursements under this Agreement will be in effect for the lesser of the time specified in this Agreement or ten years plus the lifetime of the Executive. Any taxable reimbursements or in-kind benefits shall be treated as not subject to Section 409A to the maximum extent provided by Treasury Regulations §1.409A-1(b)(9)(v) or otherwise under Section 409A.

(b)	No Acceleration; Separate Payments. No 409A Payment payable under this Agreement shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and consistent with Section 409A. If under this Agreement, a 409A Payment is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

(c)	Cooperation. If the Executive or Company determines that any provision of this Agreement is or might be inconsistent with the requirements of Section 409A, the parties shall attempt in good faith to agree on such amendments to this Agreement as may be necessary or appropriate to avoid subjecting Executive to the imposition of any additional tax under Section 409A without changing the basic economic terms of this Agreement. This paragraph 26 is not intended to impose any restrictions on payments or benefits to Executive other than those otherwise set forth in this Agreement or required for Executive not to incur additional tax under Section 409A and shall be interpreted and operated accordingly. The Company to the extent reasonably requested by Executive shall modify this Agreement to effectuate the intention set forth in the preceding sentence.

IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first written above.

/s/ Laurence S. Geller
Executive

STRATEGIC HOTELS & RESORTS, INC.

By:	/s/ Paula C. Maggio
Name:	Paula C. Maggio
Title:	SVP General Counsel

SCHEDULE I

Bonus Performance Goals

For Fiscal 2009

For the fiscal year 2009, Executive’s Bonus under paragraph 2(a)(ii) of the Agreement shall be determined 50% by achievement of EBITDA goals for 2009 and 50% as determined in good faith by the Committee in its discretion based on Executive’s performance in improving the Company’s Balance Sheet.

The EBITDA goals for 2009 are as follows:

Threshold	90% of Budgeted EBITDA
Target	100% of Budgeted EBITDA
Maximum	107.5% of Budgeted EBITDA

Achievement of EBITDA goals will be interpolated on a straight line basis between the threshold and target EBITDA goals and the target and maximum EBITDA goals. In the event of force majeure, the Committee will give due consideration to adjusting the payout goals accordingly.

For purposes of determining Executive’s performance in improving the Company’s balance sheet for 2009, the Committee may consider the following items, among others:

•	Asset sales and how proceeds are used

•	Investment sales market

•	Joint venture, private placement, common stock issuance, or other transactions to provide liquidity

•	Buying back preferred stock or convertible debt at a discount

•	Debt reduction

•	Loan modifications

•	Debt covenant compliance (e.g., fixed charge coverage)

For Fiscal 2010 Through Fiscal 2012

For fiscal years during the Agreement Term after 2009, between 80% and 50% of Executive’s Bonus under paragraph 2(a)(ii) of the Agreement shall be determined by achievement of certain formulaic Company financial results for the year established in good faith by the Committee and the Executive and approved in resolutions by the Committee no later than the end of the first quarter of the fiscal year and the remaining Bonus, between 20% and 50% of the Executive’s Bonus under paragraph 2(a)(ii), shall be determined in good faith by the Committee in its discretion based on Executive’s performance.

Sch. I-1

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

THIS RELEASE is made as of this ___ day of __________, ____, by and between Strategic Hotels & Resorts, Inc. (the “Company”) and Laurence S. Geller (“Executive”).

WHEREAS, Executive and the Company entered into that certain Amended and Restated Employment Agreement, dated August ____, 2009 (“Agreement”);

WHEREAS, Executive’s employment with the Company as President and Chief Executive Officer has terminated; and

WHEREAS, in connection with the termination of Executive’s employment, under the Agreement, Executive is entitled to certain payments and other benefits.

NOW, THEREFORE, in consideration of the severance payments and other benefits due Executive under the Agreement (“Severance Payments”):

1. Executive hereby for himself, and his heirs, agents, executors, successors, assigns and administrators (collectively, the “Related Parties”), intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries, parents, joint ventures, and its and their officers, directors, shareholders, employees, predecessors, and partners, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, or which the Related Parties may have, by reason of any matter, cause or thing whatsoever, from the beginning of his initial dealings with the Company to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to his employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621 et seq., the Older Worker’s Benefit Protection Act, 29 U.S.C. § 626(f)(1), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Americans with Disabilities Act, 42 U.S.C. § 12101-12213, the Rehabilitation Act, the Family and Medical Leave Act of 1993 (“FMLA”), 29 U.S.C. § 2601 et seq., and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs, but not including claims that cannot be waived by law and claims to payments, benefits and other rights provided Executive under the Agreement and any employee benefit plan of the Company in which Executive is a participant. This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Executive of any claim for accrued or unpaid wages, benefits or any other type of payment other than as provided under the Agreement and any employee benefit plan of the Company in which Executive is a participant. It is the intention of the parties to make this release as broad and as general as the law permits as to the claims released hereunder. However, nothing in this Agreement is intended to interfere with the Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission as set forth in Section 626(f)(4) of the Older Workers Benefit Protection Act. In addition, nothing in this Agreement is intended to limit or restrict any rights Executive may have to challenge the validity of this Agreement or whether this Agreement was entered into knowingly and voluntarily. Executive does waive, however, his right to any monetary recovery should any agency pursue any claims on his behalf.

2. Executive further agrees and recognizes that he has permanently and irrevocably severed his employment relationship with the Company, that he shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ him in the future.

3. The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Releasees pursuant to the Agreement, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

4. Executive certifies and acknowledges as follows:

a. That he has read the terms of this Release, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE all Releasees from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release;

b. That he has signed this Release voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled;

c. That he has been and is hereby advised in writing to consult with an attorney prior to signing this Release;

d. That he does not waive rights or claims that may arise after the date this Release is executed;

e. That he has been informed that he has the right to consider this Release and Waiver of Claims for a period of 21 days from receipt, and he has signed on the date indicated below after concluding that this Release and Waiver of Claims is satisfactory to him; and

f. That neither the Company, nor any of its directors, employees, or attorneys, has made any representations to him concerning the terms or effects of this Release and Waiver of Claims other than those contained herein.

g. That he has not filed any claim against the Company relating to his employment and/or cessation of employment with the Company, or otherwise involving facts that occurred on or prior to the date that Executive has signed this Release and Waiver of Claims.

h. That if he commences, continues, joins in, or in any other manner attempts to assert any claim released herein against the Company, or otherwise violates the terms of this Release and Waiver of Claims, (i) the Executive will cease to have any further rights to Severance Payments from the Company, and (ii) the Executive shall be required to return any Severance Payments made to the Executive by the Company (together with interest thereon).

i. Executive acknowledges that he may later discover facts different from or in addition to those which he knows or believes to be true now, and he agrees that, in such event, this Release and Waiver of Claims shall nevertheless remain effective in all respects, notwithstanding such different or additional facts or the discovery of those facts.

5. This Release and Waiver of Claims may not be introduced in any legal or administrative proceeding, or other similar forum, except one concerning a breach of this Release and Waiver of Claims.

6. This Release and Waiver of Claims and the Agreement constitute the complete understanding between Executive and the Company concerning the subject matter hereof. No other promises or agreements will be binding unless signed by Executive and the Company.

7. In the event that any provision or portion of this Release and Waiver of Claims shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Release and Waiver of Claims shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

8. The respective rights and obligations of the parties hereunder shall survive termination of this Release and Waiver of Claims to the extent necessary for the intended preservation of such rights and obligations.

9. This Release and Waiver of Claims shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware without reference to the principles of conflict of law.

10. Executive also understands that he has the right to revoke this Release and Waiver of Claims within 7 days after execution, and that this Release and Waiver of Claims will not become effective or enforceable until the revocation period has expired, by giving written notice to the following:

Strategic Hotels & Resorts, Inc.

200 West Madison Street, Suite 1700

Chicago, Illinois 60606

Attention: General Counsel

Facsimile No.: (312) 658-5799

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties execute the foregoing Release and Waiver of Claims:

Laurence S. Geller

EXHIBIT B

STRATEGIC HOTELS & RESORTS, INC.

VALUE CREATION PLAN

SECTION 1. PURPOSE

The purpose of this Strategic Hotels & Resorts, Inc. Value Creation Plan (the “Plan”) is to attract, retain and motivate key employees of Strategic Hotels & Resorts, Inc. (the “Company”) and its Related Companies (individually or collectively, “Employer”) by further aligning their interests and efforts to the interests of the Company’s stockholders in creating stockholder value and providing an added incentive to work towards the Company’s growth and success.

SECTION 2. DEFINITIONS

Certain terms used in this Plan have the meanings set forth in Appendix I.

SECTION 3. ELIGIBILITY

Units may be granted to any key employee of the Company or a Related Company whom the Committee from time to time selects based on the recommendation of the Chief Executive Officer.

SECTION 4. UNITS UNDER THIS PLAN

4.1	Number of Units

A maximum of one million Units shall be available for issuance under this Plan.

4.2	Unit Usage

Units shall not be counted as used unless and until they are actually issued to a Participant. If any Unit lapses, expires, terminates or is canceled or forfeited with respect to a Participant prior to January 1, 2012, such Unit shall again be available for issuance under this Plan. No Units shall be granted after December 31, 2010 to any key employee who was not previously granted Units. Units may be granted at anytime prior to December 31, 2012 to any Participant with outstanding Units prior to January 1, 2011.

SECTION 5. GRANTS OF UNITS

The Committee shall have the authority, in its sole discretion, to determine to which key employees to grant Units and to determine such terms, conditions, limitations and restrictions applicable to such Units that are not inconsistent with this Plan. Units granted under this Plan shall be evidenced by a written (including electronic) notice or agreement that shall contain such terms, conditions, limitations and restrictions as the Committee shall deem advisable and that are not inconsistent with this Plan.

SECTION 6. FORFEITURE OF UNITS

6.1	Voluntary Termination or Termination for Cause

Unless provided otherwise in the Participant’s Unit Agreement or employment agreement, if a Participant incurs a Termination of Service voluntarily or by the Employer for Cause, all Units held by such Participant are immediately forfeited. If such voluntary Termination of Service occurs during 2012 at a time when the Employer did not have reason to cause the Participant to have a Termination of Service for Cause, the Participant may keep any Unit Distributions actually made to the Participant during 2012 prior to the Participant’s Termination of Service and shall not be obligated to return such Unit Distributions. If such Termination of Service by the Employer for Cause occurs during 2012 or a voluntary Termination of Service occurs during 2012 when the Employer had reason to cause a Termination of Service for Cause, the Participant may be requested by the Committee to return all Unit Distributions made to the Participant during 2012 prior to the Participant’s Termination of Service and the Employer shall treat such return as a rescission of such Unit Distributions to the maximum extent permissible by law.

6.2	Involuntary Termination Without Cause or Constructive Termination

Unless provided otherwise in the Participant’s Unit Agreement or employment agreement, if a Participant’s Termination of Service is by the Employer without Cause or by Constructive Termination prior to January 1, 2012, all of the Participant’s Units shall be forfeited. Unless provided otherwise in the Participant’s Unit Agreement or employment agreement, if a Participant’s Termination of Service is by the Employer without Cause or by Constructive Termination during 2012, a portion of the Participant’s Units shall remain outstanding and payable pursuant to their terms as though the Participant remained employed through December 31, 2012 and a portion of the Participant’s Units shall be forfeited. The portion of the Units which shall remain outstanding and payable pursuant to their terms is a number of Units equal to the Participant’s number of Units granted at one time multiplied by a fraction with the numerator equal to the number of full calendar months the Units had been outstanding and the denominator equal to the number of full calendar months from the grant date of such Units through December 31, 2012. The portion of Units which do not remain outstanding pursuant to the Participant’s Unit Agreement, employment agreement or the preceding sentence shall be forfeited. If a Participant received grants of Units at different times, each grant of Units shall be treated separately in accordance with the principles set forth in this Section 6.2.

6.3	Death or Disability

Unless provided otherwise in the Participant’s Unit Agreement or employment agreement, if a Participant dies or the Participant’s Termination of Service occurs because of a Disability, a portion of the Participant’s Units shall remain outstanding and payable pursuant to their terms as though the Participant remained employed through December 31, 2012 and a portion of the Participant’s Units shall be forfeited. The portion of the Units which shall remain outstanding and payable pursuant to their terms is a number of Units equal to the Participant’s number of Units granted at one time multiplied by a fraction with the numerator equal to the number of full calendar months the Units had been outstanding and the denominator equal to the number of full calendar months from the grant date of such Units through December 31, 2012. The portion of Units which do not remain outstanding pursuant to the Participant’s Unit Agreement, employment agreement or the preceding sentence shall be forfeited. If a Participant received grants of Units at different times, each grant of Units shall be treated separately in accordance with the principles set forth in this Section 6.3.

SECTION 7. UNIT DISTRIBUTIONS

7.1	Timing of Unit Distributions.

Normal Unit Distributions may occur at four times – as soon as practicable but no later than thirty days after the end of each 2012 Calendar Quarter provided the Highest 20 Trading Day Average Price for the 2012 Calendar Quarter equals or exceeds the Threshold Stock Price and a Change of Control does not occur prior to such Normal Unit Distribution. If a Change of Control occurs on or prior to December 31, 2012, a Change of Control Unit Distribution occurs immediately prior to, on or within two days after a Change of Control regardless of whether the Change of Control occurs prior to or during 2012 and no subsequent Normal Unit Distributions shall occur.

7.2	Amount of Normal Unit Distribution.

If the Highest 20 Trading Day Average Price for a 2012 Calendar Quarter equals or exceeds the Threshold Stock Price and a Change of Control has not yet occurred, then a Participant shall be entitled to a Normal Unit Distribution for the 2012 Calendar Quarter equal to the following amount less any Normal Unit Distributions paid for any prior 2012 Calendar Quarters to the Participant:

Highest 20 Trading Day Average Price multiplied by the number of the Company’s outstanding shares of Common Stock (determined as of the last day of the period of the applicable Highest 20 Trading Day Average Price) multiplied by 2.5 percent (.025) multiplied by a fraction with the numerator equal to the Participant’s number of Units and the denominator equal to one million.

If the Normal Unit Distribution calculated as set forth above is zero or a negative number, no Normal Unit Distribution is payable. The Participant shall have no obligation to return any Unit Distribution that is paid even if the Normal Unit Distribution for a subsequent Calendar Quarter is negative.

7.3	Amount of Change of Control Unit Distribution.

If a Change of Control occurs, then a Participant shall be entitled to a Change of Control Unit Distribution equal to the following amount less any Normal Unit Distributions paid for any prior 2012 Calendar Quarter to the Participant:

Change of Control Price multiplied by the number of the Company’s outstanding shares of Common Stock (determined immediately prior to the Change of Control) multiplied by 2.5% (.025) multiplied by a fraction with the numerator equal to the Participant’s number of Units and the denominator equal to one million.

After a Change of Control Unit Distribution, this Plan shall terminate and no additional Normal Unit Distributions shall occur. If the Change of Control Unit Distribution calculated as set forth above is zero or a negative number, no Change of Control Unit Distribution is payable. The Participant shall have no obligation to return any Normal Unit Distribution that is paid even if the Change of Control Unit Distribution is negative.

If a transaction or transactions are announced which if consummated would constitute a Change of Control, any Normal Unit Distributions not yet made will be banked until the Change of Control occurs or an announcement is made that the transaction or transactions will not occur, and subsequent payment to Participants under this Plan will be determined by the Change of Control Unit Distribution if the Change of Control occurs by December 31, 2012. If the Change of Control does not occur by December 31, 2012 or an announcement is made that the transaction or transactions will not occur and no other transaction or transactions are announced which if consummated would constitute a Change of Control, the banked Normal Unit Distributions will be paid as per the original Normal Unit Distributions calculations to those individuals who remain Participants through the actual date of payment based on their number of Units at the time of payment.

7.4	Payment of Unit Distributions

At the discretion of the Committee as set forth in the instrument evidencing the Unit, the payment upon a Unit Distribution may be in cash, in shares of Common Stock (subject to approval by the stockholders of the Company of distribution of shares of Common Stock), in some combination thereof or in any other manner approved by the Committee in its sole discretion. If shares of Common Stock are to be distributed, the Company will register such shares of Common Stock to the extent permissible or register the reoffer or resale of such shares of Common Stock on Form S-8 if requested by the Participant.

SECTION 8. ADMINISTRATION

This Plan shall be administered by the Committee. Except for the terms and conditions explicitly set forth in this Plan, the Committee shall have full power and exclusive authority, to the extent permitted by applicable law, subject to such orders or resolutions not inconsistent with the provisions of this Plan as may from time to time be adopted by the Committee, to (a) select the key employees to whom Units may from time to time be granted under this Plan; (b) determine the number of Units to be granted under this Plan to a key employee; (c) determine the terms and conditions of any Unit granted under this Plan; (d) approve the forms of notices or agreements for use under this Plan; (e) determine whether, to what extent and under what circumstances Units may be settled in cash, shares of Common Stock or other property, provided that appropriate stockholder approval shall be acquired before any payment of shares of Common Stock; (f) determine the value of a share of Common Stock upon a Change of Control; (g) interpret and administer this Plan and any instrument evidencing Units or agreement entered into under this Plan; (h) establish such rules and regulations as it shall deem appropriate for the proper administration of this Plan; and (i) make any other determination and take any other action that the Committee deems necessary or desirable for administration of this Plan.

A majority of the members of the Committee may determine its actions. To the extent consistent with applicable law, the Committee in its sole discretion and on such terms and conditions as it may provide may delegate all or any part of its authority and power under this Plan to one or more directors or officers of the Company. All determinations, decisions, interpretations and other actions by the Committee shall be final, conclusive and binding on all persons.

SECTION 9. WITHHOLDING

The Employer may require the Participant to pay to the Employer the amount of (a) any taxes that the Employer is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or settlement of a Unit (“tax withholding obligations”). The Company shall not be required to make Unit Distributions under this Plan until such tax withholding obligations are satisfied.

The Committee may permit or require a Participant to satisfy all or part of the Participant’s tax withholding obligations by (a) paying cash to the Employer, (b) having the Employer withhold an amount from any cash amounts otherwise due or to become due from the Employer to the Participant, (c) having the Employer withhold a number of Units that would otherwise be settled to the Participant having a fair market value equal to the tax withholding obligations and other obligations, or (d) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the tax withholding obligations.

SECTION 10. ASSIGNABILITY

No Units may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by a Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except to the extent the Participant designates one or more beneficiaries on a Company-approved form who may receive payment under the Unit after the Participant’s death.

SECTION 11. ADJUSTMENTS

11.1	Adjustment of Shares

In the event, at any time or from time to time, a stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal dividend (up to 125% of taxable income), or other change in the Company’s corporate or capital structure results in (a) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or any other company or (b) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, then the Committee shall make equitable proportional adjustments in the Threshold Stock Price and the Maximum Stock Price.

Notwithstanding the foregoing, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Units.

11.2	Effect of Change of Control

In the event of any Change of Control, each Unit that is at the time outstanding shall automatically accelerate so that each such Unit shall, immediately prior to the consummation of the Change of Control, become 100% vested and shall be payable immediately prior to, on or within two business days after the Change of Control. Upon such payment in connection with a Change of Control, each Unit shall terminate.

11.3	No Limitations

The grant of Units shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

SECTION 12. AMENDMENT AND TERMINATION

12.1	Amendment, Suspension or Termination

The Board or the Committee may not terminate this Plan prior to the payout or forfeiture of all Units with respect to a Change of Control or December 31, 2012 without the consent of all Participants with Units. Subject to this Section 12 and Section 13.5, the Board or Committee may amend this Plan if such amendment is not detrimental to Participants with Units or with the consent of such Participants for whom the amendment is detrimental.

12.2	Consent of Participant

Subject to this Section 12 and Section 13.5, the Committee may amend the terms of any outstanding Unit provided such amendment of an outstanding Unit shall not, without the Participant’s consent, adversely affect any rights under the Unit theretofore granted to the Participant under this Plan. Notwithstanding the foregoing, any adjustments made pursuant to Sections 11.1 or 11.2 shall not be subject to these restrictions.

SECTION 13. GENERAL

13.1	No Individual Rights

No individual or Participant shall have any claim to be granted any Unit under this Plan, and the Company has no obligation for uniformity of treatment of Participants with respect to the grant of Units under this Plan.

Furthermore, nothing in this Plan or any Unit granted under this Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Employer or limit in any way the right of the Employer to terminate a Participant’s employment or other relationship at any time, with or without cause.

13.2	Issuance of Shares

The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, this Plan, or to continue in effect any such registrations or qualifications if made.

13.3	Indemnification

Each person who is or shall have been a member of the Board, or a committee appointed by the Board or an officer of the Company to whom authority was delegated in accordance with Section 8 shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such claim, action, suit or proceeding against such person; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf, unless such loss, cost, liability or expense is a result of such person’s own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify such person or hold such person harmless.

13.4	No Rights as a Stockholder

No Units shall entitle the Participant to any dividend, voting or other right of a stockholder unless and until the settlement of such Units in the discretion of the Committee in shares of the Company.

13.5	Legal Requirements

The granting of Units and the settlement of such Units through cash or the issuance of shares of Common Stock under this Plan is subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

Units granted pursuant to this Plan are intended to be exempt from the requirements of Section 409A of the Code by reason of the short-term deferral exemption and the terms of this Plan and any Units granted under this Plan shall be interpreted, operated and administered in a manner consistent with this intention. If the short-term deferral exemption or any other exemption from Section 409A of the Code is not available, to the extent Section 409A of the Code is applicable thereto, the terms of this Plan and Units granted under this Plan shall be interpreted, operated and administered in a manner consistent with the intention to comply with the requirements of Section 409A of the Code including, without limitation, to the extent necessary to comply with Section 409A of the Code, limiting the accelerated payout timing of Change of Control Unit Distributions to situations constituting a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Code. Any payment or distribution that is to be made pursuant to a Unit under this Plan to a Participant who is a “specified employee” of the Company within the meaning of that term under Section 409A of the Code and as determined by the Committee, on account of a “separation from service” within the meaning of that term under Section 409A of the Code, may not be made before the date which is six months after the date of such “separation from service,” unless the payment or distribution is exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. Notwithstanding any other provision in this Plan, the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Plan and any Unit granted under this Plan to reflect the intention that the Unit qualifies for exemption from or complies with Section 409A of the Code in a manner which does not materially adversely affect the Participant; provided, however, that neither the Company nor the Committee makes any representations that Units granted under this Plan shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to Units granted under this Plan.

13.6	Participants in Other Countries

Without amending this Plan, the Committee may grant Units to key employees who are foreign nationals on such terms and conditions different from those specified in this Plan as may, in the judgement of the Committee, be necessary or desirable to foster and promote achievement of the purposes of this Plan and shall have the authority to adopt such modifications, procedures, subplans and the like as may be necessary or desirable to comply with provisions of the laws or regulations or conform to the requirements to operate this Plan in a tax advantageous manner in other countries or jurisdictions in which the Company or any Related Company may operate or have employees, to ensure the viability of the benefits from Units granted to Participants employed in such countries or jurisdictions, to meet the requirements that permit this Plan to operate in a qualified or tax-efficient manner and comply with applicable foreign laws or regulations and to meet the objectives of this Plan.

13.7	Effect on Other Employee Benefit Plans

The value of Units granted under this Plan shall not be included as compensation, earnings, salaries or other similar terms used when calculating the Participant’s benefits under any employee benefit plan sponsored by or contributed to by the Employer except as such plan otherwise expressly provides.

13.8	No Trust or Fund

This Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

13.9	Successors

All obligations of the Company under this Plan with respect to Units shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

13.10	Severability

If any provision of this Plan or any Unit is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify this Plan or any Unit under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of this Plan or the Unit, such provision shall be stricken as to such jurisdiction, person or Unit, and the remainder of this Plan and any such Unit shall remain in full force and effect.

13.11	Choice of Law and Venue

This Plan, all Units granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Illinois without giving effect to principles of conflicts of law.

APPENDIX I

“Beneficial Ownership” means beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act.

“Board” means the Company’s board of directors.

“Calendar Quarter” or “2012 Calendar Quarter” means the calendar quarters during 2012 – January 1 through March 31; April 1 through June 30; July 1 through September 30; and October 1 through December 31.

“Cause” shall have the meaning defined in the Unit Agreement or otherwise shall have the meaning assigned to such term in the Participant’s written employment agreement with the Employer, or in the absence of a definition in the Unit Agreement or any such written employment agreement shall mean:

(a)	Any conduct related to the Company involving gross negligence, gross mismanagement, or the unauthorized disclosure of confidential information or trade secrets;

(b)	Dishonesty or a violation of the Company’s Code of Business Conduct and Ethics that has or reasonably could be expected to result in a detrimental impact on the reputation, goodwill or business position of the Company or any Subsidiary;

(c)	Gross obstruction of business operations or illegal or disreputable conduct by Executive that impairs or reasonably could be expected to impair the reputation, goodwill or business position of the Company or any Subsidiary, and any acts that violate any policy of the Company relating to discrimination or harassment;

(d)	Commission of a felony or a crime involving moral turpitude or the entrance of a plea of guilty or nolo contedere to a felony or a crime involving moral turpitude; or

(e)	Any action involving a material breach of the terms of the Executive’s employment agreement including material inattention to or material neglect of duties and Executive shall not have remedied such breach within 30 days after receiving written notice from the Board specifying the details thereof.

“Change of Control” shall have the meaning defined in the Unit Agreement and if not defined in the Unit Agreement shall mean the occurrence of any of the following:

(a)	Any “Person” (having the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” within the meaning of Section 13(d)(3)) has or acquires Beneficial Ownership of twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (“Voting Securities”) and the Chief Executive Officer before such acquisition of Beneficial Ownership ceases to be the Chief Executive Officer within one year after such acquisition; provided, however, that in determining whether a Change of Control has occurred, Voting Securities which are held or acquired by the following: (i) the Company or any of its Related Companies or (ii) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any of its Related Companies (the persons or entities described in (i) and (ii) shall collectively be referred to as the “Excluded Group”), shall not constitute a Change of Control.

(b)	The individuals who are members of the Incumbent Board cease for any reason to constitute more than fifty percent (50%) of the Board.

(c)	Immediately prior to a consummation of a merger, consolidation or reorganization or similar event involving the Company, whether in a single transaction or in a series of transactions (“Business Combination”), unless, following such Business Combination:

(i)	the Persons with Beneficial Ownership of the Company, immediately before such Business Combination, have Beneficial Ownership of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation (or in the election of a comparable governing body of any other type of entity) resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Surviving Company”) in substantially the same proportions as their Beneficial Ownership of the Voting Securities immediately before such Business Combination;

(ii)	the individuals who were members of the Incumbent Board immediately prior to the execution of the initial agreement providing for such Business Combination constitute more than fifty percent (50%) of the members of the board of directors (or comparable governing body of a noncorporate entity) of the Surviving Company; and

(iii)	no Person (other than a member of the Excluded Group or any Person who immediately prior to such Business Combination had Beneficial Ownership of twenty-five percent (25%) or more of the then Voting Securities) has Beneficial Ownership of twenty-five percent (25%) or more of the then combined voting power of the Surviving Company’s then outstanding voting securities.

(d)	Immediately prior to the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company to any Person (other than the Company, any Related Company or an employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Company) unless, immediately following such disposition, the conditions set forth in paragraph (c)(i), (ii) and (iii) above will be satisfied with respect to the entity which acquires such assets.

(e)	Immediately prior to the occurrence of a liquidation or dissolution of the Company.

“Change of Control Price” means the value of a share of Common Stock upon a Change of Control. The Threshold Stock Price and Maximum Stock Price are not applicable to the Change of Control Price.

“Change of Control Unit Distribution” means Unit Distribution payable in connection with a Change of Control as described in Section 7.

“Chief Executive Officer” means the Chief Executive Officer of the Company.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

“Committee” means the Board or a committee or committees (which term includes subcommittees) appointed by, and consisting of, two or more members of the Board.

“Common Stock” means the common stock of the Company, or, in the event that the outstanding shares of Common Stock are after the date this Plan is approved by the stockholders of the Company, recapitalized, converted into or exchanged for different stock or securities of the Company, such other stock or securities.

“Company” means Strategic Hotels & Resorts, Inc.

“Constructive Termination” shall have the meaning defined in the Unit Agreement or otherwise shall have the meaning assigned to such term in the Participant’s written employment agreement with the Employer, or in the absence of a definition in the Unit Agreement or any such written employment agreement shall mean:

(a)	The Company materially reduces the Participant’s base salary or target bonus opportunity or the Company otherwise materially breaches the employment agreement with the Participant;

(b)	The Company materially reduces the Participant’s duties or authority;

(c)	The Company relocates its principal offices, or the Participant’s principal place of employment, outside the metropolitan area where the Participant was employed at the time the Unit was granted; or

(d)	Any successor to the Company (or the Company itself, following a Change of Control) fails to assume the Participant’s employment agreement, if any, or affirm its obligations thereunder in any material respect.

“Disability” shall have the meaning defined in the Unit Agreement or determined by the Committee and if not so defined or determined shall mean disability as defined in the Company’s long-term disability plan.

“Effective Date” means August 27, 2009, the effective date of this Plan.

“Employer” means individually or collectively the Company or its Related Companies.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Highest 20 Trading Day Average Price” means, subject to the following sentence, the highest average closing price of the Company’s common stock over a consecutive twenty trading day period ending in the applicable calendar quarter of 2012 but not considering any trading day occurring either prior to or after 2012, with such average closing price rounded down for the first three 2012 Calendar Quarters (but not the fourth 2012 Calendar Quarter) to the next lower full dollar (e.g., $4.99 is rounded down to $4.00). Notwithstanding the preceding sentence, the Highest 20 Trading Day Average Price shall not exceed the Maximum Stock Price.

“Incumbent Board” means the individuals who, as of the beginning of the period commencing two years prior to the determination date, constitute the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of such two-year period, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered a member of the Incumbent Board.

“Maximum Stock Price” means $20.00, as adjusted pursuant to Section 11.

“Normal Unit Distributions” means Unit Distributions payable other than in connection with a Change of Control as described in Section 7.

“Participant” means any individual to whom an Unit has been granted and who continues to have an Unit outstanding.

“Person” means any individual, entity or group within the meaning of Section 13(d)(3) of the Exchange Act.

“Plan” means the Strategic Hotels & Resorts, Inc. Value Creation Plan.

“Related Company” means any entity that is directly or indirectly controlled by, in control of or under common control with the Company.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Termination of Service” means a termination of employment or service relationship with the Employer for any reason, whether voluntary or involuntary, including by reason of death or Disability. Any question as to whether and when there has been a Termination of Service for the purposes of a Unit and the cause of such Termination of Service shall be determined by the Company’s chief executive officer or, in the case of directors and executive officers, the Committee, whose determination shall be conclusive and binding. Transfer of a Participant’s employment or service relationship between the Company and any Related Company shall not be considered a Termination of Service for purposes of a Unit. Unless the Committee determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a Related Company.

“Threshold Stock Price” means $4.00, as adjusted pursuant to Section 11.

“Unit” means an incentive measure payable in cash or in shares of Common Stock as may be designated by the Committee from time to time as described in Section 7.4.

“Unit Agreement” means an instrument evidencing an Unit as set forth in Section 5.

“Unit Distribution” means distributions with respect to Units in accordance with Section 7.

“Voting Securities” means the Company’s voting securities entitled to vote generally in the election of directors.